Exhibit 5.1

January 14, 2025

Go Green Global Technologies Corp.

22 Kenosia Avenue, Unit 9

Danbury, CT 06810

Re: Common Stock registered under Registration Statement on Form S-1

Ladies and Gentlemen:

Go Green Global Technologies Corp., a Nevada corporation (the “Company”), has filed a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) for the purpose of registering for resale under the Securities Act of 1933, as amended (the “Securities Act”), by the selling shareholders named in the prospectus (“Prospectus”) contained in the Registration Statement (i) an aggregate of 13,171,136 of the Company’s common stock, par value $0.001 per share (“Common Stock”) previously issued to certain selling shareholders as set forth in more detail on the cover page of the Prospectus, and (ii) 22,600,000 shares of Common Stock issuable upon the exercise of pre-funded warrants and warrants (such pre-funded warrants and warrants, collectively, the “Warrants”) previously issued to certain selling shareholders as set forth in more detail on the cover page of the Prospectus (the shares of Common Stock and Common Stock issuable upon the exercise of such pre-funded warrants and warrants, collectively, the “Shares”).

We have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional qualifications set forth below, we advise you that, in our opinion that the Shares, when issued upon the exercise of the Warrants and upon the Company’s receipt of payment of the exercise price therefore, will be validly issued, fully paid and non-assessable.

The opinions expressed in this opinion letter are limited to the Private Corporations Law of the State of Nevada and the reported judicial decisions interpreting such statute and provisions and the laws of the state of New York and the federal laws of the United States of America. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws of the State of Nevada; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP

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